EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information contact
February 11, 2004	Roger J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC. ANNOUNCES

FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON (February 11, 2004) – Gundle/SLT Environmental, Inc. (NYSE:GSE) today announced a net income of $3.4 million, or $.28 per diluted share, for its fourth quarter ended December 31, 2003. This compares to a net loss of $1.5 million, or $.13 per diluted share, for the same period in 2002. Year 2002 quarter’s net loss included an extraordinary loss of $2.5 million, or $.21 per diluted share, for adjustments to the purchase price of Serrot International, Inc (Serrot). Net income before extraordinary items was $979,000, or $.08 cents per diluted share for the fourth quarter 2002. Revenues for the fourth quarter of 2003 were $56.0 million up from $52.4 million for the same quarter of 2002.

For the year ended December 31, 2003, the company recorded net income of $20.8 million, or $1.72 per diluted share, compared to $38.9 million, or $3.34 per diluted share for the 2002 year. Net income for the year 2002 included an extraordinary gain of $26.0 million, or $2.23 per diluted share from the purchase of Serrot in February 2002. Net income before extraordinary items was $12.9 million, or $1.11 per diluted share for the year 2002. Revenues for fiscal 2003 were $274.6 million compared to $267.0 million in 2002.

Samir T. Badawi, chairman, president and chief executive officer said, “We ended the year with an excellent gross profit margin of 24.5% in the fourth quarter. The fourth quarter margin was enhanced by an extended installation season in the United States and by additional volume. We managed to make up for the slippage in U.S. installation due to inclement weather through the third quarter of this year.”

Badawi continued, “We had a great year in 2003. Volume shipped was up 2%, gross profit was up 4%, and our income tax rate was down 5%. We purchased the remaining 50% of our Egyptian joint ventures, and we sold two properties acquired with the Serrot acquisition last year for a gain of $3.1 million.” He went on to say that backlog was $40 million at December 31, 2003, which was the end of the year and the end of the season, and that the volume of 2003 incoming orders was 2% higher than in 2002.

The Company announced on December 31, 2003, that it had entered into a merger agreement with GEO Sub Corp. and GEO Holdings Corp., newly formed entities indirectly controlled by Code Hennessy & Simmons LLC, under which all publicly traded shares of GSE’s common stock are to be converted into cash at the rate of $18.50 per share. Badawi said, “The process to close the agreement is proceeding according to schedule, but several conditions to close remain to be satisfied. If all conditions are satisfied, a closing later this year is anticipated, but can not be assured.”

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GUNDLE/SLT 2003 RESULTS – PAGE 2

Gundle/SLT Environmental, Inc. is a world leader in providing geosynthetic lining solutions, products and services to satisfy the needs of domestic and international public and private companies engaged in waste management, wastewater treatment, mining, aquaculture and other industrial activities.

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GUNDLE/SLT FOURTH QUARTER 2003 RESULTS—PAGE 3

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands except per share data)

	THREE MONTHS ENDED DEC. 31,		YEAR END DEC. 31,
	2003	2002	2003	2002
Sales	$55,968	$52,351	$274,618	$266,970
Cost of Sales	42,283	42,539	215,459	210,326

Gross Profit	13,685	9,812	59,159	56,644
% of Sales	24.5%	18.7%	21.5%	21.2%
Selling, General and Administrative Expenses	7,678	6,819	28,951	29,194
Cost Related to the Serrot Acquisition	0	996	0	3,217

Operating Income	6,007	1,997	30,208	24,233
Other (Income) Expenses:
Interest Expense	574	724	2,573	2,915
Interest Income	(160)	(153)	(509)	(536)
Foreign Exchange (Gain) Loss	300	(665)	(212)	(1,687)
Minority Interest	(32)	(23)	133	316
Loss On Extinguishment Of Debt	0	0	0	1,278
(Gain) Loss On Sale Of Assets	346	(669)	(3,431)	(850)
Other Expense	121	1,377	135	1,539

Income Before Income Tax	4,858	1,406	31,519	21,258
Income Tax	1,416	427	10,748	8,368

Net Income Before Extraordinary Item	3,442	979	20,771	12,890

Extraordinary Gain (Loss)—Serrot Acquisition	0	(2,458)	0	25,966

Net Income (Loss)	$3,442	$(1,479)	$20,771	$38,856

Basic Net Income (Loss) Per Common Share:
Before Extraordinary Item	$0.30	$0.09	$1.81	$1.15
Extraordinary Item—Serrot Acquisition	$0.00	$(0.22)	$0.00	$2.32

Basic Net Income (Loss) Per Common Share	$0.30	$(0.13)	$1.81	$3.47

Diluted Net Income (Loss) Per Common Share:
Before Extraordinary Item	$0.28	$0.08	$1.72	$1.11
Extraordinary Item	$0.00	$(0.21)	$0.00	$2.23

Diluted Net Income (Loss) Per Common Share	$0.28	$(0.13)	$1.72	$3.34

Weighted Average Common
Shares Outstanding
Basic	11,542	11,326	11,497	11,197

Diluted	12,143	11,800	12,098	11,648

GUNDLE/SLT FOURTH QUARTER 2003 RESULTS—PAGE 4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

ASSETS	DEC. 31, 2003	DEC. 31, 2002
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$47,899	$42,264
Accounts Receivable, Net	46,560	55,715
Contracts in Progress	711	2,043
Inventory	33,231	27,352
Deferred Income Taxes	5,587	9,366
Other Current Assets	604	5,260

Total Current Assets	134,592	142,000
Property, Plant and Equipment, Net	33,131	33,011
Excess of Purchase Price Over Fair Value of Assets Acquired, Net	23,365	22,529
Deferred Income Taxes	2,127	545
Restricted Cash	18,056	0
Other Assets	2,232	4,225

	$213,503	$202,310

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$33,013	$37,920
Advance Billings on Contracts	2,781	5,173
Current Portion of Long-term Debt	4,914	4,690
Income Taxes Payable	1,432	1,952

Total Current Liabilities	42,140	49,735
Long-term Debt	11,808	16,912
Deferred Income Taxes	0	252
Other Liabilities	1,189	1,366
Minority Interest	1,209	1,614
Stockholders' Equity	157,157	132,431

	$213,503	$202,310